Selected Financial Data

     The following is a summary of selected financial data for the Company and its subsidiaries. The data for each of the three years in the period ended December 31, 2002 have been derived from, and all data should be read in conjunction with, the audited consolidated financial statements of the Company, included in Item 8 of this Report. All amounts are in thousands, except per share data.

Statement of Operations Data
		Years Ended December 31,
	2002(6)	2001(5)	2000(4)		1999(2)	1998(1)

Total revenue	$1,237,980	$974,990	$900,794		$716,010	$600,282
Cost of sales	707,688	593,609	500,033		387,325	349,367
Gross profit	530,292	381,381	400,761		328,685	250,915
Selling, general and administrative expenses and asset impairment	561,272	356,991	276,464		244,775	188,264
Operating income (loss)	(30,980)	24,390	124,297		83,910	62,651
Interest expense	(71,496)	(45,467)	(45,183)		(39,174)	(25,613)
Other income (expense), net	(60,584)	(17,656)	(3,430)		1,450	(400)
Income (loss) before income taxes	(163,060)	(38,733)	75,684		46,186	36,638
Provision (benefit) for income taxes	(64,276)	(819)	20,176		16,194	13,857
Net income (loss)	$ (98,784)	$(37,914)	$55,508		$29,992	$22,781
Average number of shares outstanding: Diluted	49,814	40,880	47,479	(3)	28,104	26,279
Earnings (loss) per share: Diluted	$(1.98)	$(0.93)	$1.49		$ 1.07	$0.87
Dividend per common share	$ 0.18	$ 0.18	$0.18		$ 0.18	$0.18

  Includes results of operations from date of acquisition of Cox Pharmaceuticals (May 1998) and charges related to the Cox acquisition which are included in cost of sales ($1,300) and selling, general and administrative ($2,300). Charges, net after tax, were approximately $3,130 ($0.12 per share).

  Includes results of operations from date of acquisition for all 1999 acquisitions. In addition, 1999 includes pre-tax charges of approximately $2,175 relating to the closing of the Company's AAHD Bellevue, Washington facility which are included in selling, general and administrative expenses.

  Includes shares assumed issued under the if-converted method for the convertible notes.

  Includes results of operations from date of acquisition of Roche MFA (May 2000) and charges related to the Roche MFA acquisition which are included in cost of sales ($1,000), selling, general and administrative expenses ($400), and other, net ($4,730). Charges, net after tax, were approximately $4,026 ($.09 per share).

  Includes results of operations from date of acquisition of Faulding OPB (December 12, 2001), after-tax charges related to the acquisition of $52,400 ($1.28 per share), after-tax charges for de-leveraging activities of $6,800 ($.17 per share) and after-tax charges for reorganization, refocus and other actions of $7,900 ($.19 per share).

  Includes charges related to the Faulding acquisition of $5,357, de-leveraging activities of $51,137, charges for reorganization, refocus and other actions of $51,956, and impairment charges of $116,598 . Total charges were approximately $2.90 per share.

Balance Sheet Data
	As of December 31,
	2002	2001(4)	2000(3)	1999(2)	1998(1)

Current assets	$671,429	$662,521	$600,418	$373,462	$334,054
Non-current assets	1,625,495	1,727,487	1,010,017	778,394	573,452
Total assets	$2,296,924	$2,390,008	$1,610,435	$1,151,856	$907,506

Current liabilities	$375,216	$343,155	$206,438	$164,276	$170,437
Long-term debt, less current maturities	847,266	1,030,254	504,445	591,784	429,034
Deferred taxes and other non-current liabilities	69,214	124,983	51,665	52,273	42,186
Stockholders' equity	1,005,228	891,616	847,887	343,523	265,849

Total liabilities and equity	$2,296,924	$2,390,008	$1,610,435	$1,151,856	$907,506
  Includes accounts from date of acquisition of Cox Pharmaceuticals (May 1998).
  Includes accounts from date of acquisition for all 1999 acquisitions.
  Includes accounts from date of acquisition of Roche MFA (May 2000).
  Includes accounts from date of acquisition of Faulding Oral Pharmaceuticals Business (December 2001).